Exhibit 2.1
AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into this 6th day of June, 2014 (the “Execution Date”), by and among Fona, Inc., a Nevada Corporation (“Parent”), Fona Merger Sub, Inc., a Delaware Corporation (“Sub”), Fona Merger Sub, LLC, a Colorado limited liability company (“Sub LLC”, together with Sub and Parent, collectively the “Parent Entities”), Evolutionary Genomics, Inc., a Delaware Corporation (“EG”) and EG I, LLC,  a Colorado limited liability Company (“EG I”).

Premises

A.          This Agreement provides for Parent’s acquisition of EG and EG I through two simultaneous Mergers (as defined below) whereby (i) Sub shall merge with EG, and (ii) Sub LLC shall merge with EG I. Following these Mergers, EG and EG I shall be wholly owned subsidiaries of Parent. In connection with these simultaneous Mergers, Parent shall issue a total of 315,522,104 shares of common stock, par value $0.001 per share (the “Parent Common Stock”), to the holders of the EG Shares (as defined below)  (the “EG Shareholders”) and 35,421,335 to the holders of the EG Membership Interests (as defined below) (the “EG I Members”).

B.           Holders of a majority of the EG Shares, holders of a majority of the EG I Membership Interests (as defined below), the Board of Directors of Parent, the Board of Directors of EG, and the Board of Managers of EG I have determined, subject to the terms and conditions set forth in this Agreement, that the transactions contemplated hereby are desirable and in their respective best interests.  This Agreement is being entered into for the purpose of setting forth the terms and conditions of the proposed Mergers.

C.           Under the terms of this Agreement, (i) EG will merge with Sub with EG being the surviving entity (“EG Merger”), and (ii) EG I will merge with Sub LLC with EG I being the surviving entity (“EG I Merger”, and together with the EG Merger, the “Mergers”).

Agreement

NOW, THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived here from, it is hereby agreed as follows:

ARTICLE I
THE MERGERS

Section 1.1    Closing. The closing of this Agreement (the “Closing”) shall occur upon the filing of the EG Certificate of Merger and EG I Certificate of Merger (as defined below) with each of the Secretary of State of Delaware and the Secretary of Colorado on or before  December 31, 2015 (the “Closing Date”). The Closing shall occur at the offices of Ellenoff Grossman and Schole LLP at 1345 Avenue of the Americas, New York, New York 10105. At the Closing, all of the documents, certificates, agreements, opinions and instruments referenced in this Agreement will be executed and delivered as described herein and all actions to be taken at the Closing shall be deemed to be taken simultaneously. Parent Entities, EG and EG I may at any time mutually agree to change the method of effecting the business combination, including by entering into an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Agreement or the rights and obligations of the parties or their respective stockholders hereunder); provided, however, that no such change shall (i) alter or change the amount or kind of the merger consideration provided for in this Agreement or (ii) materially impede or delay consummation of the transactions contemplated by this Agreement.

Section 1.2    EG Merger Effective Time.  Subject to the provisions of this Agreement, at the time of the Closing, EG shall cause the EG Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “EG Certificate of Merger”), in such form as required by, and executed and acknowledged by the parties in accordance with, the relevant provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and shall make all other filings or recordings required under the DGCL in connection with the EG Merger. The EG Merger shall become effective upon the filing of the EG Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as Parent and EG shall agree and shall specify in the EG Certificate of Merger (the time at which the EG Merger becomes effective being hereinafter referred to as the “EG Effective Time”).

Section 1.3    EG I Merger Effective Time.  Subject to the provisions of this Agreement, at the time of the Closing, EG I  shall cause the EG I Merger to be consummated by filing with the Secretary of State of the State of Colorado a certificate of merger (the “EG I Certificate of Merger”), in such form as required by, and executed and acknowledged by the parties in accordance with, the relevant provisions of the [Colorado Revised Statutes (“CRS”)] and shall make all other filings or recordings required under the CSR in connection with the EG I Merger. The EG I Merger shall become effective upon the filing of the EG I Certificate of Merger with the Secretary of State of the State of Colorado or at such later time as Parent and EG I shall agree and shall specify in the EG I Certificate of Merger (the time at which the EG I Merger becomes effective being hereinafter referred to as the “EG I Effective Time”).

Section 1.4    EG Surrender and Exchange of Certificates.  At or promptly after the Closing Date and upon surrender of a certificate or certificates representing the issued and outstanding shares of EG common stock, par value $0.001 per share (“EG Common Stock”), and issued and outstanding preferred shares, par value $0.001 per shares (“EG Preferred Stock”, together with EG Common Stock, “EG Shares”) (duly endorsed in blank or with executed power of attorney attached thereto in transferable form) that were outstanding immediately prior to the EG Merger, or an affidavit and indemnification in form reasonably acceptable to counsel for Parent stating that such stockholder has lost its certificate or certificates or that such have been destroyed, Parent shall issue to each record holder of EG surrendering such certificate, certificates or affidavit, a certificate or certificates registered in the name of such stockholder representing the number of shares of Parent Common Stock that such stockholder shall be entitled to receive as set forth in Exhibit A hereof. Until the certificate, certificates or affidavit is or are surrendered as contemplated by this Section 1.4, each certificate or affidavit that immediately prior to the Closing Date represented any outstanding shares of EG Shares shall be deemed at and after the Closing Date to represent only the right to receive upon surrender as aforesaid the Parent Common Stock specified in Exhibit A.  The capitalization of the combined companies following the transactions contemplated hereby will be as set forth in Exhibit A.

Section 1.5    EG I Surrender and Exchange of Certificates.  At or promptly after the Closing Date   the Class A membership interest and Class B membership interest of EG I (“EG I Membership Interests”) that were outstanding immediately prior to the EG I Merger shall be entitled to receive Parent Common Stock as set forth in Exhibit A hereof. The capitalization of the combined companies following the transactions contemplated hereby will be as set forth in Exhibit A.

Section 1.6    Parent Common Stock.  Parent agrees that it will cause the Parent Common Stock into which the EG Shares and EG I Membership Interests are exchanged on or subsequent to the Closing Date pursuant to Sections 1.4 and 1.5 to be available for such purposes.

Section 1.7    Operation After Closing Date.  Each EG and EG I acknowledge that after the Closing Date, and compliance by Parent Entities with their respective duties and obligations hereunder, Parent shall have the absolute and unqualified right to deal with the assets and business of EG and EG I as its own property without limitation on the disposition or use of such assets or the conduct of such business.

Section 1.8    Mergers.

(a)           Immediately prior to the EG Merger, upon the terms and conditions set forth in this Agreement and in accordance with DGCL, at the EG Effective Time Sub shall merge with and into EG.  As a result of the EG Merger, the separate corporate existence of Sub shall cease and EG shall continue as the surviving entity of the EG Merger. EG shall survive and continue its corporate existence under the laws of the State of Delaware.

(b)           Immediately prior to the EG I Merger, upon the terms and conditions set forth in this Agreement and in accordance with CRS, at the EG I Effective Time Sub LLC shall merge with and into EG I.  As a result of the EG I Merger, the separate existence of Sub LLC shall cease and EG I shall continue as the surviving entity of the EG I Merger. EG I shall survive and continue its existence under the laws of the State of Colorado.

(c)           Following the Mergers and upon filing the Form S-4, Parent shall amend its Certificate of Incorporation to change its name to “EG Holdings, Inc.”

(d)           Effect on the EG Shares.  At the EG Effective Time, by virtue of the EG Merger and without any action on the part of Parent Entities, EG, or the holders of EG Shares:

(i)           Subject to Sections 1.8(f) and (g), the EG Shares (including any EG restricted stock) issued and outstanding immediately prior to the EG Effective Time, except for the EG Shares owned by Parent, Sub or EG, shall be converted into the right to receive 315,522,104  validly issued, fully paid and nonassessable shares of Parent Common Stock.

 (ii)         Notwithstanding anything in this Agreement to the contrary, immediately after the EG Effective Time, all EG Shares that are owned by EG, Parent or Sub shall be cancelled and shall cease to exist and no Parent Common Stock or other consideration shall be delivered in exchange therefor.

(e)           Effect on the EG I Membership Interests.  At the EG I Effective Time, by virtue of the EG I Merger and without any action on the part of Parent Entities, EG I or the holders of EG I Membership Interests:

(i)           Subject to Sections 1.8(f) and (g), EG I Membership Interests (including any EG I restricted securities) issued and outstanding immediately prior to the EG I Effective Time, except for membership interests owned by EG I, Parent or Sub LLC, shall be converted into the right to receive 35,421,335  validly issued, fully paid and nonassessable shares of Parent Common Stock.

 (ii)         Notwithstanding anything in this Agreement to the contrary, immediately after the EG I Effective Time, all of EG I Membership Interests that are owned by EG, Parent or Sub LLC shall be cancelled and shall cease to exist and no Parent Common Stock or other consideration shall be delivered in exchange therefor.

(f)            Fractional Shares.  No certificates or scrip representing fractional shares of Parent Common Stock to acquire fractional shares of Parent Common Stock or book-entry credit of the same shall be issued in exchange for the EG Shares and EG I Membership Interests.  Each holder of EG Shares and EG I Membership Interests who receives any portion of the Parent Common Stock who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock to acquire a fraction of a share of Parent Common Stock shall have such fractional interest rounded up to the nearest whole number.

(g)           Issuance of Additional Parent Common Stock. The parties acknowledge and agree that to the extent EG raises more than $4.5 million in gross proceeds to EG in a private placement of its securities prior to the Closing Date, the number of Parent Common Stock to be issued to the EG Shareholders and EG I Members will be adjusted, such that current shareholders of the Parent will have two percent (2%) of the Parent Common Stock immediately following the Mergers based upon a $4.5 million raise in accordance with the capitalization table attached hereto as Exhibit A.

(h)           No Liability.  None of the parties shall be liable to any holder of EG Shares and EG I Membership Interests for such Parent Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 1.9    Effects of the EG Merger.   The EG Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the EG Effective Time, all the property, rights, privileges, immunities, powers and franchises of  Sub shall vest in EG, and all debts, liabilities and duties of Sub shall become the debts, liabilities and duties of EG.

Section 1.10  Effects of the EG I Merger.   The EG I Merger shall have the effects set forth herein and in the applicable provisions of the CRS. Without limiting the generality of the foregoing and subject thereto, at the EG I Effective Time, all the property, rights, privileges, immunities, powers and franchises of EG I and Sub LLC shall vest in EG I, and all debts, liabilities and duties of Sub LLC shall become the debts, liabilities and duties of EG I as the entity surviving the EG I Merger.

Section 1.11  Directors and Officers. In connection with the Mergers, Parent’s Board shall consist of three individuals after the Mergers, who shall initially consist of Steve B. Warnecke, Virginia Orndorff and Mark Boggess, each nominated by EG.  The Board of Directors of Parent shall appoint (i) Steve B. Warnecke as Chief Executive Officer and Chief Financial Officer, and (ii) Walter Messier as Secretary of Parent at Closing.

Section 1.12  Certain Adjustments to Capitalization.  If, between the date of this Agreement and the Closing Date, the outstanding Parent Common Stock is changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination, or exchange of shares or a stock dividend or dividend payable in any other securities is declared effective with a record date within such period, or any similar event occurs, the Parent Common Stock and its allotment as set forth on Exhibit A  shall be appropriately adjusted to provide to each the EG Shareholders and EG I Members  the same economic effect as contemplated by this Agreement prior to such event.

Section 1.13  Further Assurances.  From time to time, from and after the Closing Date, as and when reasonably requested by Parent, the EG Shareholders and EG I Members and the proper officers and directors of EG and EG I prior to the Closing Date shall, for and on behalf and in the name of the Parent or otherwise, execute and deliver all such deeds, bills of sale, assignments and other instruments and shall take or cause to be taken such further actions as Parent, Sub, Sub LLC or their respective successors or assigns reasonably may deem necessary or desirable in order to confirm or record or otherwise transfer to Parent, Sub or Sub LLC title to and possession of all of the properties, rights, privileges, powers, franchises and immunities of EG or EG I and otherwise to carry out fully the provisions and purposes of this Agreement.

Section 1.14  Tax-Free Exchange.  The Mergers are intended to be a transaction or transactions described in Section 351 of the Internal Revenue Code (the “Code”).  The parties hereto agree to report the Mergers as a transaction or transactions described in Section 351 of the Code.  None of the parties hereto will take or cause to be taken any action which would prevent the transactions contemplated by this Agreement from qualifying as a transaction or transactions described in Section 351 of the Code.

ARTICLE II
REPRESENTATIONS, COVENANTS AND WARRANTIES OF
PARENT ENTITIES

As an inducement to and to obtain the reliance of EG and EG I and the EG Shareholders and EG I Members, Michael Friess and Sanford Schwartz each represent and warrant to EG, EG I and the EG Shareholders and EG I Members  as follows:

Section 2.1    Organization.

(a)           Parent is a corporation duly organized, and validly existing under the laws of Nevada and has the corporate power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. The execution and delivery of this Agreement does not and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not violate any provision of Parent’s articles of incorporation or bylaws.  Parent has full power, authority and legal right and has taken all action required by law, its articles of incorporation, its bylaws or otherwise to authorize the execution and delivery of this Agreement.

Section 2.2    Capitalization.  The authorized capitalization of Parent consists of 780,000,000 shares, $0.001 par value per share (the “Shares”), and 20,000,000 shares of preferred stock (the “Preferred Shares”) at par value $0.001 per share.  Upon the issuance of an aggregate of 350,943,439 shares of Parent Common Stock to the EG Shareholders and EG I Members, as contemplated hereunder, there will be 358,105,550 outstanding shares of Parent Common Stock.  No Preferred Shares have been issued or are outstanding. There are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) subscriptions or other rights, agreements, arrangements, or commitments of any character, relating to the issued or unissued Parent Common Stock of, or other equity interests in, he Parent or obligating the Parent to issue, transfer, deliver or sell any options or Parent Common Stock of, or other equity interest in, the Parent or securities convertible into or exchangeable for such shares or equity interests, or obligating the Parent to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such equity interest.  There are no outstanding obligations of the Parent to repurchase, redeem or otherwise acquire any Parent Common Stock, capital stock of, or other equity interests in, the Parent or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity. The securities described in this Agreement do not represent the contemplated split pursuant to Section 6.1(l) or any adjustments pursuant to Section 1.8(g)

Section 2.3    Approval of Agreement.  The directors of the Parent Entities have authorized the execution and delivery of the Agreement hereby and have approved the transactions contemplated hereby on behalf of the Parent Entities.

Section 2.4    No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which any of the Parent Entities are a party or to which any of their properties or operations are subject.

Section 2.5    Registration Rights.  Except for the rights referred to in Section 5.8 of this Agreement, there are not, as of the date hereof, and there will not be at the Closing Date any registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding, to which the Parent Entities are a party or by which it is bound with respect to any equity security of any class of the Parent Entities, and there are no agreements to which the Parent is a party, or which the Parent has knowledge of, which conflicts with this Agreement or otherwise prohibits the consummation of the transactions contemplated hereby.

Section 2.6    Subsidiaries. Except as set forth on the Parent’s SEC Reports (hereinafter defined), the Parent does not have any predecessor corporation(s) or subsidiaries, and does not own, beneficially or of record, any shares of any other entity.

Section 2.7    Periodic Filings. The Parent has filed as of Closing all forms, reports, schedules, statements and other documents required to be filed or furnished to the Securities and Exchange Commission (“SEC”) under the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), together with any amendments, restatements or supplements thereto. The reports, registration statements and definitive proxy statements filed by the Parent, including all Extensible Business Reporting Language filed with each such filing, with the SEC (the “SEC Reports”): (i) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not at the time they were filed with the SEC (except to the extent that information contained in any SEC Report has been revised or superseded by a later filed SEC Report) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  All certifications and statements of the Parent required by (i) Rules 13a-14 or 15d-14 under the Exchange Act, or (ii) 18 U.S.C. §1350 (Section 906) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) with respect to any SEC Report are each true and correct.

Section 2.8    Financial Statements. Each set of financial statements (including, in each case, any related notes thereto) contained in the SEC Reports as of Closing comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. generally accepted accounting principles, applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q promulgated under the Exchange Act) and each in all material respects accurately reflects the Parent’s books and records as of the times and for the periods referenced to therein and fairly presents in all material respects the financial position of the Parent at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to have a material adverse effect.

Section 2.9    Liabilities. There are no liabilities of the Parent Entities or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than liabilities adequately reflected or reserved in the Parent’s financial statements contained in the SEC Reports.

Section 2.10  Tax Filings. The Parent Entities have filed all state, federal or local income and/or franchise tax returns required to be filed by it for the period of five (5) years preceding the date hereof.  Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial. The Parent Entities have no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable.

Section 2.11  Books and Records. All of the books and records of the Parent are complete and accurate in all material respects and have been maintained in the ordinary course and in accordance with applicable laws and standard industry practices with regard to the maintenance of such books and records.  The records, systems, controls, data and information of the Parent and its subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Parent or its accountants (including all means of access thereto and therefrom).

Section 2.12  Bankruptcy. None of the Parent or any of its subsidiaries has: (i) commenced a voluntary case, or had entered against it a petition, for relief under the federal bankruptcy code or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors; (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non judicial proceedings, to hold, administer or liquidate all or substantially all of its property; or (iii) made an assignment for the benefit of creditors.

Section 2.13  Broker Fees. No broker, investment banker or other person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement.

Section 2.14  Foreign Corrupt Practices. None of the Parent or any of its subsidiaries, nor any director, officer, agent, employee or other person acting on behalf of the Parent or any of its subsidiaries has, in the course of its actions for, or on behalf of, the Parent (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

Section 2.15  Investment Company.  The Parent is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 2.16  Information. All disclosure provided to EG, EG 1, EG Shareholders and EG Members regarding the Parent, its business and the transaction contemplated hereby, furnished by or on behalf of   it executive officers are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 2.17  Since the date of the most recent balance sheet included in the SEC Reports:

(i)           the Parent has been operated in the ordinary course of business as was operated in the past with no extraordinary actions or transactions.

(ii)          there has not been: (A) any material adverse change in the business, operations, properties, assets or condition of the Parent or (B) any damage, destruction or loss to the Parent (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets or condition of the Parent;

(iii)         the Parent has not: (A) amended its certificate of incorporation or bylaws except as required by this Agreement; (B) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (C) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of the Parent; (D) made any material change in its method of management, operation, or accounting; (E) entered into any transactions or agreements of any kind or nature outside the ordinary course of business; (F) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or  termination pay to any present or former officer or employee; (G) borrowed any money ; or (H) made any material change to a material contract by which the Parent or any of  its assets is bound;

(iv)         the Parent has not: (A) granted or agreed to grant any options, warrants, or other rights for its stock, bonds, or other corporate securities calling for the issuance thereof; (B) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent); (C) paid or agreed to pay any material obligations or liabilities (absolute or contingent) other than current liabilities reflected in or shown on the most recent balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby; (D) sold or transferred, or agreed to sell or transfer any of its assets, properties or rights or canceled, or agreed to cancel, any debts or claims; or (E) issued, delivered or agreed to issue or deliver, any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement; and

(v)          The Parent did not become subject to any law or regulation which materially and adversely affects, or in the future, may adversely affect, the business, operations, properties, assets or condition of the Parent as described in its financial statements.

Section 2.18  Litigation. Except as disclosed in Schedule 2.18 hereto, there is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or threatened against or affecting Parent or their respective properties, assets or business, and after reasonable investigation, neither Parent Entities nor their respective shareholders or members, as applicable, are aware of any incident, transaction, occurrence or circumstance that might reasonably be expected to result in or form the basis for any such action, suit, arbitration or other proceeding. Parent Entities are not in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority.

Section 2.19  Contractual Obligations.  As of the date hereof, the Parent is not a party to and has no obligation to perform (absolute or contingent) under any oral or written: (i) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (ii) agreement, contract, commitment or indenture relating to the borrowing of money, (iii) guaranty of any obligation; (iv) collective bargaining agreement; or (v) agreement with any present or former officer or director of the Parent. With respect to each contract to which Parent is a party: (i) the contract is legal, valid, binding and enforceable and in full force and effect, as applicable, and is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; (ii) the contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing Date in accordance with its terms as in effect prior to the Closing Date, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (iii) neither Parent nor any other party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default by Parent, as applicable, or by any such other party, or permit termination, modification or acceleration, under such contract and (iv) no party has repudiated any provision thereof.  Parent is not a party to any oral contract.

Section 2.20  Regulatory Compliance. The Parent is in compliance with all laws applicable to it and the conduct of its business as currently conducted.  The Parent is not in conflict with, or in default or violation of, nor has it received any notice of any conflict with, or default or violation of: (i) any applicable law by which the Parent or any of its property or assets is bound or affected, or (ii) any agreement to which the Parent was a party or by which the Parent or any property, asset or right of the Parent was bound or affected, except where such violation, breach or default would not reasonably be expected to have a material adverse effect upon the business, prospects, management, properties, operations, condition (financial or otherwise) (“Material Adverse Effect”).

Section 2.21  Book Entry. The Parent Common Stock is eligible for depository services provided by The Depository Trust Company.

Section 2.22  Employees. Except as disclosed in the SEC Reports, the Parent has no officers, or directors. The Parent Entities have no employees, agents or consultants.

Section 2.23  Condition of Properties.  All facilities, machinery, equipment, fixtures and other properties owned, leased or used by Parent are in reasonably good operating condition and repair, subject to ordinary wear and tear, and are adequate and sufficient for their respective businesses.

Section 2.24  Environmental Matters.  Parent is in compliance with all environmental Laws relating to their respective properties or facilities (including real property, especially business premises, buildings, land property, heritable building rights, etc.) used, leased or occupied by them.

Section 2.25  Title to Property and Encumbrances.  Parent has good, valid and indefeasible marketable title to all properties and assets used in the conduct of its business (except for property held under valid and subsisting leases that are in full force and effect and which are not in default) free of all Liens and other encumbrances, except Permitted Liens (as defined below) and such ordinary and customary imperfections of title, restrictions and encumbrances as do not, individually or in the aggregate, materially detract from the value of the property or assets or materially impair the use made thereof by Parent in its business. For purposes of this Agreement, “Permitted Liens” shall mean (a) Liens for taxes and assessments or governmental charges or levies not at the time due or in respect of which the validity thereof shall currently be contested in good faith by appropriate proceedings; (b) Liens in respect of pledges or deposits under workmen’s compensation laws or similar legislation, carriers’, warehousemen’s, mechanics’, laborers’ and materialmens’ and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings and (c) Liens incidental to the conduct of the business of the Parent that were not incurred in connection with the borrowing of money or the obtaining of advances or credits and that do not in the aggregate materially detract from the value of its property or materially impair the use made thereof by a company in its business.

Section 2.26  Indebtedness.  Schedule 2.26 hereto contains a true and complete list of Parent’s Indebtedness for Borrowed Money and all liabilities. For purposes of this Agreement, “Indebtedness for Borrowed Money” shall mean (a) all Indebtedness in respect of money borrowed including, without limitation, Indebtedness that represents the unpaid amount of the purchase price of any property and is incurred in lieu of borrowing money or using available funds to pay such amounts and not constituting an account payable or expense accrual incurred or assumed in the ordinary course of business of a company, (b) all Indebtedness evidenced by a promissory note, bond or similar written obligation to pay money or (c) all such Indebtedness guaranteed by a company or for which a company is otherwise contingently liable. Furthermore, for purposes of this Agreement, “Indebtedness” shall mean any obligation of a company which, under United States GAAP, is required to be shown on the balance sheet of a company as a liability. Any obligation secured by a mortgage, pledge, security interest, encumbrance, lien or charge of any kind (a “Lien”) shall be deemed to be Indebtedness, even though such obligation is not assumed by a company.

Section 2.28  Lock Up.  Each Michael Friess and Sanford Schwartz agree to enter into any “lock-up” agreements requested by either an underwriter  in any underwritten offering of the Company or agreed to by the EG Shareholders or EG I Members.

ARTICLE III
REPRESENTATIONS, COVENANTS AND WARRANTIES
OF EG AND EG I AND THE EG SHAREHOLDERS AND EG I MEMBERS

As an inducement to, and to obtain the reliance of the Parent Entities, (i) EG and the EG Shareholders, jointly and severally with regard to the representations and warranties of EG and the EG Shareholders, and (ii) EG I and the EG I Members, jointly and severally with regard to the representations and warranties of EG I and the EG I Members, severally represent and warrant to the Parent Entities to the best of their knowledge as follows:

Section 3.1    Organization and Operations.

(a)           EG is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the corporate power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign entity in the country or states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.  The execution and delivery of this Agreement does not and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of EG’s charter, governing documents or bylaws.  EG has full power, authority and legal right and has taken all action required by law, its articles of incorporation, bylaws or otherwise to authorize the execution and delivery of this Agreement.

(b)           EG I is a limited liability company duly formed, validly existing and in good standing under the laws of Colorado and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign entity in the country or states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.  The execution and delivery of this Agreement does not and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of EG I’s certificate of formation or operating agreement, as amended.  EG I has full power, authority and legal right and has taken all action required by law, its certificate of formation or operating agreement or otherwise to authorize the execution and delivery of this Agreement.

Section 3.2    No Conflict With Other Instruments; Compliance with Laws.

(a)           The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which EG or EG I is a party or to which any of its properties or operations are subject.

(b)           The business, products and operations of EG and EG I each have been and are being conducted in compliance in all material respects with all applicable laws, rules and regulations, except for such violations thereof for which the penalties, in the aggregate, would not have a Material Adverse Effect (as defined below) on their respective condition.

Section 3.3    Intentionally Omitted.

Section 3.4    Subsidiaries.   EG does not have any subsidiaries.

Section 3.5    Capital Structure

(a)           The only authorized, issued and outstanding capital stock or other equity interests of EG as well as any other securities (including debt securities) of EG are (i) 1,219,244 shares of EG Preferred Stock, (ii) 3,844,164 shares of EG Common Stock, (iii) options to purchase 220,000 shares of EG Common Stock and (iv) warrants to purchase 135,937 shares of EG Common Stock.  All outstanding shares of capital stock of EG have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase other than those that have been waived or otherwise cured or satisfied and all such shares are free and clear of all liens, charges, encumbrances, claims and options of any nature.  None of the outstanding securities of EG has been issued in violation of any applicable foreign, federal or state securities Laws.

(b)           The only authorized, issued and outstanding membership interests or other equity interests of EG I as well as any other securities (including debt securities) of EG I are (i) 2,016,000 Class A membership interests, and (ii) 480,000 Class B membership interests.  All outstanding shares of EG Membership Interests have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase other than those that have been waived or otherwise cured or satisfied and all such shares are free and clear of all liens, charges, encumbrances, claims and options of any nature.  None of the outstanding securities of EG I has been issued in violation of any applicable foreign, federal or state securities Laws.

(c)           Except as disclosed in Section 3.6(a), there are no options, warrants, convertible securities, rights, commitments (including pre-emptive rights) or agreements pursuant to which either EG or EG I are bound to issue, deliver, sell, purchase, redeem or acquire or cause to be issued, delivered, sold, purchased, redeemed or acquired, shares of EG or membership interests of EG I or any other securities of EG and EG I.

(d)           There are not, as of the date hereof, and there will not be as of the date of this Agreement, any stockholder agreements, voting trusts or other agreements or understandings to which EG and EG I is a party or by which it is bound relating to the voting of any EG Shares and EG I Membership Interests.

Section 3.6    Authority; No Violations; Consents and Approvals.

(a)           EG has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and each of the agreements required to be executed in connection herewith and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of EG.  This Agreement and each of the agreements required to be executed in connection herewith have been duly executed and delivered by EG and constitutes a valid and binding obligation of EG enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, merger and other laws of general applicability relating to or effecting creditors’ rights and to general principles of equity and limitations imposed on indemnity obligations by applicable federal and state securities laws.

(b)           EG I has all requisite authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and each of the agreements required to be executed in connection herewith and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of EG I.  This Agreement and each of the agreements required to be executed in connection herewith have been duly executed and delivered by EG I and constitutes a valid and binding obligation of EG I enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, merger and other laws of general applicability relating to or effecting creditors’ rights and to general principles of equity and limitations imposed on indemnity obligations by applicable federal and state securities laws.

(c)           No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, any U.S. or non-U.S. court, administrative agency or commission or other governmental authority or instrumentality (a “Governmental Entity”), is required by, or with respect to, EG and EG I in connection with the execution and delivery of this Agreement by EG and EG I or the consummation by EG and EG I of the transactions contemplated hereby, as to which the failure to obtain or make would have a Material Adverse Effect on EG and EG I, except for: (A) the filing of a Certificate of Merger; (B) such filings and approvals as may be required by any applicable state securities, “blue sky” or takeover laws or (C) such filings as may be required in any jurisdiction where EG and EG I is qualified or authorized to do business as a foreign entity in order to maintains such qualification or authorization.

Section 3.7    Broker Fees.  No broker, investment banker or other person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of EG or EG I.

Section 3.8    Books and Records.  All of the books and records of EG and EG I are complete and accurate in all material respects and have been maintained in the ordinary course and in accordance with applicable laws, rules or regulations and standard industry practices with regard to the maintenance of such books and records.  The records, systems, controls, data and information of EG and EG I are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of EG and EG I or its accountants (including all means of access thereto and therefrom).

Section 3.9    Bankruptcy.   EG and EG I have not: (i) commenced a voluntary case, or had entered against it a petition, for relief under the federal bankruptcy code or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors; (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non judicial proceedings, to hold, administer or liquidate all or substantially all of its property; or (iii) made an assignment for the benefit of creditors.

Section 3.10  Personnel.  EG and EG I have reasonably complied in all material respects with all laws relating to the employment of labor, and neither EG nor EG I has encountered any material labor union difficulties. Other than pursuant to ordinary arrangements of compensation to personnel, neither EG nor EG I is under any obligation or liability to any of their respective officers, directors, consultants or staff members.

Section 3.11  Title to Property and Encumbrances.  Each EG and EG I has good, valid and indefeasible marketable title to all properties and assets used in the conduct of its business (except for property held under valid and subsisting leases that are in full force and effect and which are not in default) free of all Liens and other encumbrances, except Permitted Liens (as defined below) and such ordinary and customary imperfections of title, restrictions and encumbrances as do not, individually or in the aggregate, materially detract from the value of the property or assets or materially impair the use made thereof by EG and EG I in its respective business.

Section 3.12  Condition of Properties.  All facilities, machinery, equipment, fixtures and other properties owned, leased or used by EG and EG I are in reasonably good operating condition and repair, subject to ordinary wear and tear, and are adequate and sufficient for their respective businesses.

Section 3.13  Tax Returns.  EG has timely filed all federal, state and foreign income and franchise tax returns required to be filed by them on or prior to the date hereof, and has paid all taxes shown thereon as due, and there is no tax deficiency that has been or might be asserted against them that might reasonably be expected to have a Material Adverse Effect.  All tax liabilities are adequately provided for on the books of EG and EG I, as applicable.

 Section 3.14 Litigation.  Except as disclosed in Schedule 3.14 hereto, there is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or threatened against or affecting EG, EG I or their respective properties, assets or business, and after reasonable investigation, neither EG, EG I nor their respective shareholders are aware of any incident, transaction, occurrence or circumstance that might reasonably be expected to result in or form the basis for any such action, suit, arbitration or other proceeding. Neither EG nor EG I is in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority.

Section 3.15  ERISA.  Each of EG and EG I is in compliance in all material respects with all currently applicable provisions of ERISA, except where a failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; no unwaivable “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which either would have any respective liability; neither EG nor EG I has incurred and does not expect to incur any material liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (ii) Sections 412 or 4971 of the Code; and each “pension plan” for which they would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

Section 3.16  Environmental Matters.  EG and EG I are each in compliance with all environmental Laws relating to their respective properties or facilities (including real property, especially business premises, buildings, land property, heritable building rights, etc.) used, leased or occupied by them.

ARTICLE IV
SPECIAL COVENANTS

Section 4.1    Availability of Rule 144. Except for Michael Friess, The Boosalis Group, Inc. Desfaire, Inc., Nick T. Boosalis and Sanford Schwartz, the Parent stockholders holding “restricted securities”, as that term is defined in Rule 144 of the Securities Act will remain as “restricted securities” after the Closing Date.  Parent is under no obligation to register such shares under the Securities Act, or otherwise.  The stockholders of Parent holding restricted securities of Parent as of the date of this Agreement and their respective heirs, administrators, personal representatives, successors and assigns, are intended third party beneficiaries of the provisions set forth herein.  The covenants set forth in this Section 4.1 shall survive the Closing Date.

Section 4.2    Conduct of Business by Parent Pending the Closing Date.  Prior to the Closing Date, unless EG and EG I shall otherwise agree in writing or as otherwise contemplated by this Agreement:

(a)           Parent shall not (i) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of its capital stock entering into any agreements or contracts; (ii) amend its Certificate of Incorporation or By-laws except to effectuate the transactions contemplated herein; (iii) split, combine or reclassify outstanding common stock or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to any such stock; (iv) liquidate, dissolve or otherwise wind up their affairs;  (v) avail itself of the protection of bankruptcy laws or other laws for the protection of creditors; (vi) change or otherwise alter their respective principal business, exit their current lines of business or enter into unrelated lines of business; (vii) change their respective current accountants or auditors;

(b)           Parent shall not (i) issue or agree to issue any additional shares of, or options, warrants or rights of any kind to acquire any shares of, common stock; (ii) acquire or dispose of any fixed assets or acquire or dispose of any other substantial assets other than in the ordinary course of business; (iii) incur additional indebtedness or undertake any other liabilities without the prior written consent of EG and EG I, such consent not to be unreasonably withheld; (iv) grant liens, or security interests or enter into any other transaction other than in the ordinary course of business; (v) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing or (vi) except as contemplated by this Agreement, enter into any contract, agreement, commitment or arrangement to dissolve, merge, consolidate or enter into any other material business combination;

(c)           Parent Entities shall use their best efforts to preserve intact their respective business organizations, to keep available the service of their respective present officers and key employees, and to preserve the good will of those with which they have business relationships;

(d)           Parent shall not, nor will Parent authorize any director or authorize or permit any officer or employee or any attorney, accountant or other representative retained by it to make, solicit, encourage any inquiries with respect to, or engage in any negotiations concerning, any Acquisition Proposal (as defined below for purposes of this paragraph). Parent will promptly advise EG and EG I orally and in writing of any such inquiries or proposals (or requests for information) and the substance thereof. As used in this paragraph, “Acquisition Proposal” shall mean any proposal for a merger or other business combination involving either EG or EG I or for the acquisition of a substantial equity interest in it or any material assets of it other than as contemplated by this Agreement. Parent will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person conducted heretofore with respect to any of the foregoing; and

(e)           Parent shall not (i) enter into any new employment agreements or arrangements with any of its officers or employees; (ii) grant any increases in the compensation or benefits of its officers and employees; (iii) amend any employee benefit plan or arrangement or (iv) enter into or be a party to any transaction with any director, officer or employee, or any "associate" as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

Section 4.3.    Following the date of execution of this Agreement, EG and EG I shall pay all expenses of Parent for the filing of the Parent’s periodic reports with the Securities and Exchange Commission and all Parent expenses associated with filing the Form S-1 and Form S-4 (as each is defined below) along with any necessary amendments thereto, provided, however, that (i) Michael Friess and/or Sanford Schwartz shall pay all expenses associated with filing the Parent’s quarterly report on Form 10-Q for the period ending March 31, 2014 and (ii) either Michael Friess or Dennis Brovarone, as legal counsel   to the Parent, shall provide the Parent with any legal opinions required or deemed necessary for filing the Form S-1 and Form S-4 and the costs of any such legal opinions shall be paid by Michael Friess and/or Sanford Schwarz. In the event that the Parent appoints Dennis Brovarone as legal counsel to provide such legal opinions, Mr. Friess will provide each EG and EG I with written confirmation that he has reviewed such legal opinions and written confirmation that he concurs with such opinions.

ARTICLE V
LEGAL OBLIGATIONS

Section 5.1.   Legal Conditions to EG Merger.  Except as otherwise provided herein, EG and Parent will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on such party with respect to the EG Merger and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with the Merger.  Each of EG and Parent will, and will cause their respective subsidiaries to, take all actions reasonably necessary to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, or any exemption or non-opposition by, any Governmental Entity or court required to be obtained or made by EG or Parent or any of their subsidiaries in connection with the EG Merger or the taking of any action contemplated thereby or by this Agreement.

Section 5.2.   Legal Conditions to EG I Merger.  Except as otherwise provided herein, each of EG I and Parent will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on such party with respect to the EG I Merger and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with the Merger.  Each of EG I and Parent will, and will cause their respective subsidiaries to, take all actions reasonably necessary to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, or any exemption or non-opposition by, any Governmental Entity or court required to be obtained or made by EG I, Parent or any of their subsidiaries in connection with the EG I Merger or the taking of any action contemplated thereby or by this Agreement.

Section 5.3    Agreement to Defend.  In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use their reasonable efforts to defend themselves against and respond thereto.

Section 5.4.   Public Announcements, Regulation FD and Other Obligations.

(a)           On or after the Closing Date, Parent, EG and EG I will agree with each other with respect to the contents thereof before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including those as may be required by SEC rules and regulations, applicable law or by obligations pursuant to any listing agreement with any national securities exchange or transaction reporting system.  After the Closing Date, Parent may make public statements without the consent of EG and EG I if required by applicable law.

(b)           Any information concerning EG and EG I disclosed to Parent or its subsidiaries or their respective affiliates or representatives or any information concerning Parent or its subsidiaries or their respective affiliates or representatives disclosed to EG and EG I, which has not been publicly disclosed, shall be kept strictly confidential by the parties hereto and shall not be disclosed or used by the recipients until publicly disclosed by the party to which such information relates; provided, however, that the foregoing provision shall not prohibit disclosures by any party of information that (i) was in the possession of a party prior to the date hereof, provided that such information is not known by such party to be subject to a confidentiality agreement, (ii) is or becomes generally available to the public other than as a result of a disclosure by a party in violation of this Section 5.4 or (iii) a party is required to disclose by law, including in connection with a proceeding or in connection with the payment of taxes.  Each party hereto hereby agrees that no public announcements concerning the terms of this Agreement or the transactions contemplated thereunder shall be made without the mutual consent of the parties, not to be unreasonably withheld.  Notwithstanding the foregoing, Parent shall be entitled to issue a press release announcing the execution of this Agreement and the transactions contemplated hereunder once the Closing occurs.

Section 5.5.   Other Actions; Maintenance of Business.  Except as contemplated by this Agreement, neither Parent nor EG or EG I shall, and shall not permit any of its subsidiaries to, take or agree or commit to take any action that is likely to result in any of its respective representations or warranties in this document being untrue or in any of the conditions to the Mergers set forth in Article VI not being satisfied.  Prior to the Closing Date, EG and EG I will each use commercially reasonable efforts to maintain their respective business in accordance with customary practices and otherwise to conduct their respective business in the ordinary course in the manner in which it has heretofore been conducted and to preserve their respective business relationships with customers and suppliers.

Section 5.6.   Reservation of Common Shares. Parent shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its respective authorized but unissued shares of Parent Common Stock for the purpose of enabling it to satisfy any obligation to issue shares of Parent Common Stock.  Parent or, if appointed, any transfer agent for the Parent Common Stock (the “Transfer Agent”), will be irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be required for such purpose.  Parent shall keep a copy of this Agreement on file with any such Transfer Agent.  Parent will supply any such Transfer Agent with duly executed certificates for such purposes.  Parent will furnish any such Transfer Agent a notice of all adjustments and certificates related thereto.  Parent covenants that all Parent Common Stock will be validly authorized an issued, fully paid, nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issue thereof.

Section 5.7.  Blue Sky Laws.  Parent shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the Parent Common Stock in connection with this Agreement. All fees, costs and expenses incurred for such filing shall be paid by Parent.

Section 5.8.   Regulatory Matters.  Parent shall promptly prepare and file with the SEC the Form S-4 and a Registration Statement on Form S-1 (“Form S-1”) for the registration of the shares of Parent Common Stock held by the stockholders listed on Exhibit B.  Each of Parent, EG I and EG shall use their commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Parent shall also use its commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and each EG and EG I shall furnish all information concerning their respective companies as may be reasonably requested in connection with any such action. Each of Parent, EG and EG I shall, as promptly as reasonably practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Form S-4 and Form S-1 received from the SEC.  Parent shall also advise each EG and EG I, as promptly as reasonably practicable after receipt of notice thereof, of the time when the Form S-4 or Form S-1 has become effective, the issuance of any stop order, or the suspensions of the qualification of the Parent Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction.  The parties shall cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 and Form S-1 prior to filing such with the SEC and will provide each other with a copy of all such filings with the SEC to the extent not otherwise publicly available.  If at any time prior to the Effective Time, Parent, EG or EG I has knowledge of any information relating to Parent, EG or EG I, or any of their respective officers, directors or other affiliates, which should be set forth in an amendment or supplement to the Form S-4 and Form S-1, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and, to the extent required by applicable laws, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required under applicable law, disseminated to the EG Shareholders and EG I Members.

ARTICLE VI
CLOSING DOCUMENTS AND CONDITIONS

Section 6.1.   Conditions to Each Party’s Obligations.  The obligations of each party to consummate the Mergers and other transactions described herein shall be subject to the satisfaction or waiver (where permissible), at or prior to the Closing, of the following conditions:

(a)           Requisite Regulatory Approvals and Consents. All authorizations, approvals and permits required to be obtained from or made with any Governmental Entity in order to consummate the transactions contemplated by this Agreement, and all consents from third persons that are required in connection with the transactions contemplated by this Agreement, shall have been obtained or made.

(b)           No Law. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or order that is then in effect and has the effect of making the Merger illegal or otherwise preventing or prohibiting consummation of the Merger.

(c)           Registration or Exemption.  All necessary permits and authorizations under state securities or “blue sky” laws, the Securities Act and the Exchange Act relating to the issuance and trading of the Parent Common Stock to be issued in the Merger shall have been obtained and shall be in effect.  It shall be Parent’s obligation to obtain such permits and authorizations.

(d)           EG Stockholder Approval.  This Agreement and the EG Merger contemplated thereby shall have been approved and adopted by the affirmative vote of the holders of a majority of the EG Shares entitled to vote thereon.

(e)           EG I Member Approval.  This Agreement and the EG I Merger contemplated thereby shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding EG I Membership Interests entitled to vote thereon.

(f)            Parent Stockholder Approval.  If required by applicable law, this Agreement and the Mergers contemplated thereby shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding Parent Common Stock entitled to vote thereon.

(g)           Sub Stockholder Approval.  If required by applicable law, this Agreement and the EG Merger contemplated thereby shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of common stock of Sub entitled to vote thereon.

(h)           Sub LLC Member Approval.  If required by applicable law, this Agreement and the EG I Merger contemplated thereby shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding membership interests of Sub LLC entitled to vote thereon.

(i)            Form S-4.  The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(j)            Form S-1.  The Form S-1 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-1 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(k)           No Appraisal Rights.  Holders of the EG Shares and EG I Membership Interests shall not be entitled to dissenters’ or appraisal rights under DGCL or CRS with respect to the Mergers.

(l)            Reverse Split.  Parent shall have effected a reverse split of the Parent Common Stock in a ratio between one-for-twenty.

Section 6.2    Conditions to Obligation of Parent and its Subsidiaries.  The obligations of Parent and its subsidiaries to consummate the Mergers are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)           Representations and Warranties. Each of the representations and warranties of Parent, EG and EG I set forth in this Agreement shall be true and correct in all material respects as of the Closing as though made as of the Closing, except (i) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, and (ii) this condition shall be deemed satisfied unless the incorrectness of such representations and warranties would, in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)           Agreements and Covenants.  EG and EG I shall each have performed in all material respects all of their respective obligations and complied with all of their respective agreements and covenants to be performed or complied with by them under this Agreement at or prior to the Closing.

(c)           EG Officer Certificate.  EG shall have delivered to Parent a certificate, dated the Closing Date, signed by the chief executive officer and chief financial officer of EG, certifying in such capacity as to the satisfaction of the conditions specified in Sections 6.2(a), 6.2(b), 6.2(g) and 6.2(h).

(d)           EG I Officer Certificate.  EG I shall have delivered to Parent a certificate, dated the Closing Date, signed by the President and Treasurer of EG I, certifying in such capacity as to the satisfaction of the conditions specified in Sections 6.2(a), 6.2(b), 6.2(g) and 6.2(h).

(e)           EG Secretary’s Certificate.  EG shall have delivered to Parent a true copy of the resolutions of EG authorizing the execution of this Agreement and the consummation of the EG Merger and transactions contemplated herein, signed by all of members of the Board of Directors of EG and certified by the secretary or similar officer.

(f)            EG I Secretary’s Certificate.  EG I shall each have delivered to Parent a true copy of the resolutions of EG I authorizing the execution of this Agreement and the consummation of the EG I Merger and transactions contemplated herein, signed by all of members of the Board of Managers certified by the secretary or similar officer.

(g)           Each of the  EG Shareholders and EG I Members  shall have delivered certificates and attached powers of attorney for their respective shares in EG and EG I to the Parent, as set forth above.

 (h)          Material Adverse Effect.  No Material Adverse Effect shall have occurred since the date of this Agreement with respect to Parent, EG or EG I.

Section 6.3.   Conditions to Obligation of EG.  The obligations of EG to consummate the EG Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)           Representations and Warranties. Each of the representations and warranties of Parent and its subsidiaries set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made as of the Closing, except (i) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, and (ii) this condition shall be deemed satisfied unless the incorrectness of such representations and warranties would, in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)           Agreements and Covenants.  Parent shall have performed in all material respects all of its obligations and complied with all of their respective agreements and covenants to be performed or complied with by them under this Agreement at or prior to the Closing.

(c)           Parent Officer Certificate.  Parent shall have delivered to EG a certificate, dated the Closing Date, signed by the chief executive officer or chief financial officer of Parent, certifying in such capacity as to the satisfaction of the conditions specified in Sections 6.3(a), 6.3(b), 6.3(e) and 6.3(f).

(d)           Parent Secretary’s Certificate. Parent shall have delivered to EG a true copy of the resolutions of Parent authorizing the execution of this Agreement and the consummation of the EG Merger and transactions contemplated herein, certified by the Secretary of Parent or similar officer.

(e)           Sub Secretary’s Certificate. Sub shall have delivered to EG a true copy of the resolutions of Sub authorizing the execution of this Agreement and the consummation of the EG Merger and transactions contemplated herein, certified by the Secretary of Sub or similar officer.

(f)           Parent Entities Material Adverse Effect.  No Material Adverse Effect shall have occurred since the date of this Agreement with respect to the Parent Entities.

(g)           Election and Resignation of Directors and Officers.  Evidence of the election or appointment, as applicable, of Steve B. Warnecke, Virginia Orndorff and Mark Boggess, effective as of the Closing. Each Michael Friess, Chloe DiVita and Sanford Schwartz will resign from all positions such person holds with the Parent, effective as of the Closing. After execution of this Agreement, Chloe DiVita shall resign from the position of Chief Financial Officer of the Parent and Steve B. Warnecke shall be immediately appointed to serve as Chief Financial Officer and member of the Board of Directors until Closing.

(h)           Immediately after the Closing, Parent will have 17,905,278 shares of its common stock issued and outstanding.

(i)            EG shall have conducted to their reasonable satisfaction a due diligence investigation of the business and operations of the Parent Entities.

(j)            As of the Closing, the Parent Entities shall have no assets or liabilities, it being agreed that all liabilities of the Parent Entities as shown in the SEC Reports or otherwise shall have been paid in full as of the Closing, as evidenced by written documentation reasonably satisfactory to each EG and EG I.  EG shall have been furnished with a certificate dated the Closing Date and signed by the executive officers, of each Parent Entities certifying satisfaction of all liabilities of the Parent Entities as of the Closing Date and that each of the representations and warranties of the Parent Entities contained in this Agreement are true and correct on and as of the Closing Date to the satisfaction of each EG

(k)           Parent  shall have prepared and filed a Registration on Form S-4 to register the Parent Stock issued to the EG Shareholders.

(m)          Parent Entities shall have delivered a legal opinion from its legal counsel addressed to EG in the form of Exhibit C.

Section 6.4.   Conditions to Obligation of EG I.  The obligations of EG I to consummate the EG I Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)           Representations and Warranties. Each of the representations and warranties of Parent and its subsidiaries set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made as of the Closing, except (i) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, and (ii) this condition shall be deemed satisfied unless the incorrectness of such representations and warranties would, in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)           Agreements and Covenants.  Parent Entities shall have performed in all material respects all of their respective obligations and complied with all of their respective agreements and covenants to be performed or complied with by them under this Agreement at or prior to the Closing.

(c)           Parent Officer Certificate.  Parent shall have delivered to EG I a certificate, dated the Closing Date, signed by the chief executive officer or chief financial officer of Parent, certifying in such capacity as to the satisfaction of the conditions specified in Sections 6.4(a), 6.4(b), 6.4(f) and 6.4(g).

(d)           Parent Secretary’s Certificate. Parent shall have delivered to EG I a true copy of the resolutions of Parent authorizing the execution of this Agreement and the consummation of the EG I Merger and transactions contemplated herein, certified by the Secretary of Parent or similar officer.

(e)           Certificate of Sub LLC Managing Member. Sub LLC shall have delivered to EG I a true copy of the resolutions of Sub LLC authorizing the execution of this Agreement and the consummation of the EG I Merger and transactions contemplated herein, certified by the managing member of Sub LLC or executive officer.

 (f)           Parent Entities Material Adverse Effect.  No Material Adverse Effect shall have occurred since the date of this Agreement with respect to the Parent Entities.

(g)           Election and Resignation of Directors and Officers.  Evidence of the election or appointment, as applicable, of Steve B. Warnecke, Virginia Orndorff and Mark Boggess, effective as of the Closing. Each Michael Friess, Chloe DiVita and Sanford Schwartz will resigned for all positions held with Parent, effective as of the Closing. After execution of this Agreement, Chloe DiVita shall resign from the position of Chief Financial Officer of the Parent and Steve B. Warnecke shall be immediately appointed to serve as Chief Financial Officer until Closing.

(h)           Immediately after the Closing, Parent will have 17,905,278 shares of its common stock issued and outstanding.

(i)            EG I shall have conducted to their reasonable satisfaction a due diligence investigation of the business and operations of the Parent Entities.

(j)            As of the Closing, the Parent Entities shall have no assets or liabilities, it being agreed that (i) all liabilities of the Company as shown in the SEC Reports or otherwise shall have been paid in full as of the Closing, as evidenced by written documentation reasonably satisfactory to EG I and (ii) any assets of the Parent other than cash shall, as of the Closing, been transferred or assigned by the Company, as evidenced by written documentation reasonably satisfactory to EG I.  EG I shall have been furnished with a certificate dated the Closing Date and signed by Parent’s executive officers of the Parent, certifying satisfaction of all liabilities of the Company as of the Closing Date and that each of the representations and warranties of the Company contained in this Agreement are true and correct on and as of the Closing Date to the satisfaction of EG I.

(k)           Parent shall have prepared and filed a Registration on Form S-4 to register the Parent Common Stock issued to EG I Members.

(l)            Parent Entities shall have delivered a legal opinion from its legal counsel addressed to EG I in the form of Exhibit C.

Section 6.5    Indemnification.

(a)           EG Indemnification of Michael Friess, Sanford Schwartz and Parent Entities.  Subject to the limitations set forth herein, EG shall indemnify and hold Michael Friess, Sanford Schwartz , Parent Entities and their respective affiliates, directors, officers, shareholders, representatives, employees and agents, as applicable, harmless from and against any and all liabilities, obligations, claims, contingencies, damages, costs and expenses, including all court costs, litigation expenses and reasonable attorneys’ fees, (individually a “Loss,” and collectively, “Losses”), that any of Michael Friess, Sanford Schwartz, Parent Entities and their affiliates, directors, officers, shareholders, representatives, employees and agents, as applicable, may suffer or incur as a result of or relating to the breach of any representation, covenant or warranty made by EG under this Agreement or by EG in any EG documents or other instrument delivered pursuant hereto or thereto (other than covenants or agreements to be performed after the Closing); and

(b)           EG I Indemnification of Michael Friess, Sanford Schwartz and Parent Entities.  Subject to the limitations set forth herein, EG I will indemnify and hold Michael Friess, Sanford Schwartz, Parent Entities and their respective affiliates, directors, officers, shareholders, representatives, employees and agents, as applicable, harmless from and against any and all Losses, that any of Parent Entities, Michael Friess, Sanford Schwartz,  and their respective affiliates, directors, officers, shareholders, representatives, employees and agents, as applicable, may suffer or incur as a result of or relating to the breach of any representation, covenant or warranty made by EG I under this Agreement or by EG I in any EG I documents or other instrument delivered pursuant hereto or thereto(other than covenants or agreements to be performed after the Closing); and

(b)           Parent Entities, Sanford Schwartz and Michael Friess Indemnification of EG, EG I, EG Shareholders and EG I Members. Parent Entities, Sanford Schwartz and Michael Friess, jointly and severally, agree to indemnify each EG, EG I, the EG Shareholders and EG I Members and hold harmless from and against and with respect to, and shall reimburse each EG, EG I, the EG Shareholders and EG I Members for any and all Losses resulting from the breach of any representation, covenant or warranty made by Sanford Schwartz, Michael Friess and/or Parent Entities in this Agreement or any other document delivered pursuant hereto or thereto by such parties (other than covenants or agreements to be performed after the Closing).

ARTICLE VII
TERMINATION

Section 7.1     Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a)           by mutual consent of EG, EG I and Parent Entities in a written instrument, if the Board of Directors of each EG, Parent, Sub and the Board of Managers of EG I and managing member of Sub LLC so determines by a vote of a majority of the members of its respective entire Board of Directors or Board of Managers, as applicable;

(b)           by either the Board of Directors of each EG, Parent, Sub or the Board of Managers of EG I or managing member of Sub LLC if any Governmental Entity that must grant a requisite approval under this Agreement has denied such requisite approval and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable orders, judgments, injunctions, awards, stipulations, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity (collectively, “Orders”) against the Company permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)shall have complied with its obligations pursuant to Section 5.8 with respect to such denial or Order;

(c)           by either the Board of Directors of EG, Parent or Sub, the Board of Managers of EG I or managing member of Sub LLC (i) if the Mergers shall not have been consummated on or before the Closing Date, or (ii) the requisite approval is not obtained from either EG Shareholders, EG I Members, Sub stockholders,  managing member of Sub LLC or the Parent stockholders, to the extent such approval is required by applicable law, unless the failure of the Closing to occur by the Closing Date or the failure to obtain requisite approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(d)           by (i) the Board of Directors of Parent if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of either  EG or EG I which is not cured within  fifteen (15) days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period, and (ii) the Board of Directors of EG and/or Board of Managers of EG I, in their sole discretion, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of  Parent, Sub or Sub LLC, which breach, in the case of a breach by any of the Company, Parent, Sub or Sub LLC, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Sections 6.1, 6.2 and 6.3  as the case may be;

(e)           by either the Board of Directors of EG or Board of Managers of EG I if any Parent Entities shall have entered into any binding agreement that is not contemplated by this Agreement or completed on or prior to the Closing Date without prior written approval of EG and EG I.

(f)           by the Board of Directors of Parent if, since the date of this Agreement, there shall have been any event, occurrence, development or state of circumstances that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on EG or EG I.

(g)           By the Board of Directors of EG and/or the Board of Managers of EG I if, since the date of this Agreement, there shall have been any event, occurrence, development or state of circumstances that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on any of the Parent Entities

Section 7.2     Effect of Termination.  In the event of termination of this Agreement by either EG, EG I or Parent Entities as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, and none of EG, EG I,  Parent Entities, any of their respective subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 7.2, 8.2, 8.3, 8.4 and 8.12 shall survive any termination of this Agreement, (ii) notwithstanding anything to the contrary contained in this Agreement, neither EG, EG I nor Parent Entities shall be relieved or released from any liabilities arising out of its willful breach of any provision of this Agreement, and (iii) all liabilities to Michael Friess, Sanford Schwartz or any third parties that were incurred on or before the execution date of the Agreement  shall be cancelled so that, as of the date of termination,  the Parent Entities shall only have liabilities that were incurred following the date hereof and approved in accordance with Section 4.2.

ARTICLE VIII
MISCELLANEOUS

Section 8.1     Brokers and Finders.  On the Closing Date, each party hereto hereby represents and warrants that it is under no obligation, express or implied, to pay certain finders in connection with the bringing of the parties together in the negotiation, execution, or consummation of this Agreement.

Section 8.2     Law, Forum and Jurisdiction.  This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, United States of America, without giving effect to such state’s principles of conflicts of laws.  All disputes, controversies or claims arising out of or relating to this Agreement shall be brought in Federal Court of the District of Delaware or in a Superior Court located in Delaware. The parties hereby irrevocably waive any objection to jurisdiction and venue or any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The parties agree to submit to the in personam jurisdiction of such courts.  The prevailing party in any such dispute shall be entitled to recover from the other party its reasonable attorneys’ fees, costs and expenses.

Section 8.3     Notices.  Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram addressed as follows:

If to EG:

Steve B. Warnecke, CEO
1026 Anaconda Drive
Castle Rock, CO  80108
warnecke@comcast.net

If to Parent:

If to EG I:

Steve B. Warnecke
President of Sixty-Five Roses Ranch, Inc., Managing Member
1026 Anaconda Drive
Castle Rock, CO  80108
warnecke@comcast.net

If to Parent

Fona, Inc.
2575 Pearl St, Suite 220,
Boulder, Colorado 80302

With a copy to (which shall not constitute notice):

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, NY 10105
Attn: Barry I. Grossman, Esq.

If to Sub:

Steve B. Warnecke
1026 Anaconda Drive
Castle Rock, CO  80108
warnecke@comcast.net

If to Sub LLC:

Steve B. Warnecke
1026 Anaconda Drive
Castle Rock, CO  80108
warnecke@comcast.net

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed or telegraphed.

Section 8.4     Entire Agreement.  This Agreement represents the entire agreement between the parties relating to the subject matter hereof.  This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof.  Other than the LOI, there are no other courses of dealing, understanding, agreements, representations or warranties, written or oral, except as set forth herein.  This Agreement may not be amended or modified, except by a written agreement signed by all parties hereto.

Section 8.5     Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 8.6     Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 8.7     Expenses.   EG and EG I shall bear all expenses in connection with this Agreement and the transactions contemplated thereby in accordance with Section 4.2 of this Agreement.

Section 8.8     Headings; Context.  The headings of the sections and paragraphs contained in this Agreement are for convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meaning of this Agreement.

Section 8.9     Benefit.  This Agreement shall be binding upon and shall inure only to the benefit of the parties hereto, and their permitted assigns hereunder.  This Agreement shall not be assigned by any party without the prior written consent of the other party.

Section 8.10   Severability.  In the event that any particular provision or provisions of this Agreement or the other agreements contained herein shall for any reason hereafter be determined to be unenforceable, or in violation of any law, governmental order or regulation, such unenforceability or violation shall not affect the remaining provisions of such agreements, which shall continue in full force and effect and be binding upon the respective parties hereto.

Section 8.11   Execution Knowing and Voluntary.  In executing this Agreement, the parties severally acknowledge and represent that each:  (a) has fully read and considered this Agreement; (b) has been or has had the opportunity to be fully apprized by its attorneys of the legal effect and meaning of this document and all terms and conditions hereof; (c) is executing this Agreement voluntarily, free from any influence, coercion or duress of any kind. The exchange of copies of this Agreement and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Agreement.

Section 8.12   Survival of Representations, Warranties and Agreements.  All of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing for a period of  eighteen (18) months from the Closing Date, except for those related to taxes, which shall survive as long as the applicable statute of limitations.

[Remainder of Page Intentionally Left Blank]

[Signature Page to Share Exchange Agreement]

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, and entered into as of the date first above written.

FONA, INC.
By:	/s/ Michael Friess
Name:	Michael Friess
Title:	President
FONA MERGER SUB, INC.
By:	/s/ Steven B. Warnecke
Name: Title:	Steven B. Warnecke President
FONA MERGER SUB, LLC
By	/s/ Steven B. Warnecke
Name:	Steven B. Warnecke
Title:	President

EVOLUTIONARY GENOMICS, INC.
By:	/s/ Steve B. Warnecke
Name:	Steve B. Warnecke
Title:	Chief Executive Officer

EG I, LLC
By:	/s/ Steve B. Warnecke
Name:	Steve B. Warnecke
Title:	President of Sixty-Five Roses Ranch, Inc., Managing Member

/s/ Michael Friess
Michael Friess, individually

/s/ Sanford Schwartz
Sanford Schwartz, individually

EXHIBIT A

PRO FORMA CAPITALIZATION TABLE

	As of March 31, 2014				Additional Capital Raised Prior to Closing
	$1,971,002 Raised @ $3				$2,528,998 Raised @ $3		$2,528,998 @ $3.00 $15,000,000 @ 6.25
Officers/Directors - Common	1,359,437	24.1%	84,712,198	23.7%	73,683,005	20.6%	73,683,005	15.1%
Other Common	2,484,727	44.1%	154,833,719	43.2%	180,366,450	50.4%	310,449,106	63.6%
Officers/Directors - Preferred	817,539	14.5%	50,944,270	14.2%	44,311,519	12.4%	44,311,519	9.1%
Other Preferred	401,705	7.1%	25,031,917	7.0%	21,772,856	6.1%	21,772,856	4.5%
Officers and Directors - LLC	125,613	2.2%	7,827,471	2.2%	6,808,364	1.9%	6,808,364	1.4%
Other LLC Members	442,818	7.9%	27,593,864	7.7%	24,001,247	6.7%	24,001,247	4.9%
Shell Shareholders		0.0%	7,162,111	2.0%	7,162,111	2.0%	7,162,111	1.5%
	5,631,839	100%	358,105,550	100%	358,105,552	100%	488,188,208	100%
Shell Shares outstanding	7,162,111		7,162,111		7,162,111
Shell Shares / .02	358,105,550		358,105,550		358,105,550
Shell Shares for EG	350,943,439		350,943,439		350,943,439
EG Shares outstanding	5,631,839		5,631,839		6,474,839
Conversion Rate	62.3141773		62.3141773		54.20110662

EXHIBIT B

PARENT STOCKHOLDERS

Michael Friess
Sanford Schwartz
Nick T. Boosalis
Desfaire, Inc.
The Boosalis Group, Inc.

EXHIBIT C

LEGAL OPINION OF PARENT LEGAL COUNSEL

[Attached hereto]

Form of Legal Opinion

1.
The Parent (a) is a corporation incorporated, in good standing and existing under the laws of its jurisdiction of incorporation, (b) has the corporate power to carry on its business as described in its Certificate of Incorporation and/or in Parent’s Annual Report on Form 10-K for the year ended December 31, 2013 and Quarterly Report on Form 10-Q for the fiscal quarter ended _______, _______, and (c) has authority to enter into and perform its obligations under the Agreement and Plan of Merger dated ___________ and each of the other transaction documents to which it is a party (the “Transaction Documents”).  The Parent is duly qualified, licensed or registered to carry on business in each jurisdiction in which the nature of its business or assets requires it to be qualified, licensed or registered, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on its business (as currently conducted) or financial condition, prospects or results of operations (a “Material Adverse Effect”).

2.
The Parent has filed all annual, quarterly and, to our knowledge, current reports required to be filed by it under the Securities Exchange Act of 1934 (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof.

3.
The authorized capital stock of the Parent on the date hereof consists of  ____ shares of Parent Common Stock, $0.001 par value per share, of which ________ shares of Common Stock were issued and outstanding as of the date hereof. All of the issued and outstanding shares of capital stock of the Parent are duly authorized, validly issued, fully paid, non-assessable and free of any statutory or contractual or other preemptive rights. Except as set forth in the Transaction Documents, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Parent is a party or which are binding upon the Parent providing for the issuance or redemption of any of its capital stock. To our knowledge, all of the issued and outstanding shares of capital stock of the Parent were issued in compliance with the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”), or valid exemptions therefrom.

4.	The execution, delivery and performance by the Parent of each of the Transaction Documents to which it is a party and the consummation by each of them of the transactions contemplated thereby:

a.	have been duly authorized by all necessary corporate action on the part of the Parent;

b.
do not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or a violation of, result in the termination of or conflict with, or allow any other Person to exercise any rights under any of the terms or provisions of its Certificate of Incorporation or by-laws or any material contract to which it is a party;

c.	will not, to our knowledge, result in the violation of any Law; and

d.	will not violate any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over the Parent.

5.
Each of the Transaction Documents to which the Parent is a party has been duly executed and delivered by the Parent and constitutes the legal, valid and binding obligation of the Parent enforceable against it in accordance with its terms.

6.
There is no litigation or legal proceeding pending or, to our knowledge, threatened (a) against (i) the Parent or any of its subsidiaries that could have, individually or in the aggregate, a Material Adverse Effect on the Parent or any of its subsidiaries or (ii) any Affiliate of the Parent which litigation or legal proceeding could reasonably be expected to have a Material Adverse Effect on the Parent or any of its subsidiaries or wherein such Affiliate has an interest in the litigation or proceeding that is adverse to the interests of Parent or any of its subsidiaries, or (b) that challenges or seeks to prevent, enjoin or otherwise delay the Transactions.

7.	The ________ shares of Parent Common Stock to be issued pursuant to the Merger Agreement will, when so issued, be duly authorized, validly issued, fully paid and non-assessable.

8.
Either (i) no consent, approval or authorization of, or other action by, and no notice to or filing with, any United States federal or state governmental authority on the part of the Parent is required in connection with the valid execution and delivery of the Transaction Documents to which it is a party and the consummation by the Parent of the transactions contemplated thereunder, except for (A) the filing of a Certificate of Merger with each the Secretary of State of the State of Nevada and Colorado; and (B) any filings relating to public disclosure of the transactions contemplated by the Transaction Documents, or (ii) any required consent, approval, authorization, action or filing has been obtained, performed or made by the Parent.